NEWS RELEASE

BIOLASE REPORTS 2013 FOURTH QUARTER, YEAR END RESULTS

Q4 Net Revenue of $15.2 Million; GAAP Net Loss of $2.2 Million
2013 Net Revenue of $56.4 Million; GAAP Net Loss of $11.5 Million
Q4 Non-GAAP Net Loss of $1.4 Million
2013 Non-GAAP Net Loss of $8.5 Million

IRVINE, CA (March 5, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, including the Company’s proprietary WaterLase®, and a pioneer in laser surgery in other medical specialties, as well as a distributor of digital radiography, intra oral scanners, and chair-side milling machines and 3-D printers for dentistry, today reported unaudited financial results for the fourth quarter and year ended December 31, 2013.

Financial Highlights for the Fourth Quarter and Year ended December 31, 2013:

•	Net revenue of $15.2 million for Q4 2013 was our second highest revenue quarter since moving away from our previous exclusive global-distributor model, and a 23% increase as compared to net revenues of $12.3 million for Q3 2013; a 20% decrease as compared to net revenues of $19.1 million for Q4 2012, our highest revenue quarter since moving away from our previous exclusive global-distributor model.

•	Net revenue of $56.4 million for the year ended December 31, 2013, a 2% decrease from net revenue of $57.4 million for the year ended December 31, 2012.

•	Net loss for Q4 2013 of $2.2 million; an improvement of $1.8 million, or 45%, as compared to our net loss of $4.0 million for Q3 2013; and a decrease of approximately $3.2 million as compared to our net income of $1.0 million for Q4 2012.

•	Non-GAAP net loss for Q4 2013 of $1.4 million; an improvement of $1.8 million, or 57%, as compared to our non-GAAP net loss of $3.2 million for Q3 2013; and a decrease of approximately $3.1 million as compared to our non-GAAP net income of $1.7 million for Q4 2012.

Operating Highlights of the 2013 Fourth Quarter:

•	Introduced our GALAXY BioMillTM CAD/CAM System, an open-architecture CAD/CAM system and chair-side milling machine.

•	Engaged Piper Jaffray & Co. (“Piper Jaffray”) to assist Board in considering a wide range of strategic alternatives.

•	Named industry veteran Brian Jaffe as Vice President, North American Sales and Marketing in October 2013.

•	Received a license from the Health Canada-Medical Device Bureau to sell our EPIC dental soft-tissue diode laser systems throughout Canada.

•	Exhibited medical lasers at MEDICA, the International Trade Fair and the Congress for Medical Technology, Electromedicine, Laboratory Equipment, Diagnostics and Drugs, in Düsseldorf, Germany.

•	Declared a one-half percent stock dividend payable on December 30, 2013, to stockholders of record as of December 16, 2013.

Clinical and Regulatory Highlights of the 2013 Fourth Quarter:

•	Granted a new patent in the U.S. for treating eye conditions with low-level light therapy; significantly expands on a previously issued U.S. Patent regarding methods and devices for treating presbyopia.

•	WaterLase technology was featured in 10 new peer-reviewed journal articles published in the English language during the 2013 fourth quarter.

Highlights Subsequent to the 2013 Fourth Quarter:

•	Became a distributor of Stratasys, Ltd.’s (NASDAQ:SSYS) Objet30 OrthoDesk and several of their Design Series High End 3-D printers which allow dentists to fabricate stone models, orthodontic appliances, delivery and positioning trays, models for clear aligners, retainers, and surgical guides in their office.

•	Agreed to collaborate with the St. Barnabas Medical Center in New York City to conduct specified research with our recently developed and patent-pending, revolutionary new surgical laser, code named the DRAGON™; a unique dual wavelength laser that will be targeted at several medical markets.

•	Sold our 25,000th laser into the dental market in February 2014; since receiving clearance for our revolutionary WaterLase technology from the U.S. Food & Drug Administration (the “FDA”) in October 1998, we have sold approximately 10,000 WaterLase and 15,000 diode lasers.

•	Completed first phase of our planned cost saving measures by streamlining operations during the first quarter of 2014 and reducing payroll and payroll related expenses by approximately $1.3 million, net, on an annualized basis; for the second phase, we have begun to reduce and rationalize certain marketing and advertising activities.

•	Exhibited our flagship WaterLase technology and EPIC V-Series soft-tissue diode laser at the 86th Annual Western Veterinary Conference.

•	Declared a one-half percent stock dividend payable on March 28, 2014, to stockholders of record as of March 14, 2014.

Net revenue for the 2013 fourth quarter totaled $15.2 million, compared with $19.1 million in the 2012 fourth quarter, a decrease of approximately $3.8 million, or 20%. Net revenue for the year ended December 31, 2013, totaled $56.4 million, a decrease of approximately $1.0 million, or 2%, as compared with net revenue of $57.4 million for the year ended December 31, 2012. The decrease in period-over-period net revenue resulted from decreases in domestic laser system revenue, offset by increases in imaging systems, consumables and other, services, and license fees and royalty revenue. We believe that these results were primarily due to our transition from primarily selling WaterLase dental lasers to selling a wide range of hard- and soft-tissue dental and medical lasers and other high-tech solutions for dentists, including digital radiography and CAD/CAM intra-oral scanners.

Federico Pignatelli, Chairman and CEO, said, “We have invested a significant amount of capital in the last year in order to significantly expand our product offerings and become the only Total Technology Solution™ provider in dentistry. As such, we currently offer several variations of our flagship WaterLase system, including the revolutionary iPlus™, the WaterLase MDX™, and the MD Turbo™; two soft-tissue diode lasers, including the EPIC™ and iLase™; a number of NewTom™ 2-D and 3-D CBCT digital radiography products; several versions of Trios® intra-oral scanners; our newly introduced GALAXY BioMill chair-side milling machine; and a number of Stratasys® Design Series 3-D printers. To my knowledge, no other company currently offers such a comprehensive suite of high-tech products for dentistry.

“While we expect this strategic shift to provide significant benefits in the future, it was a substantial drain on our resources for the year ended December 31, 2013. We believe that these efforts were fundamental for our future growth, however, and that we are now poised to grow into an industry leading high-tech, multi-product manufacturer and distributor. Now that we have completed our strategic reorganization to build a platform on which we can leverage our Total Technology Solution for long-term growth, our number one goal for fiscal 2014, to which we are highly committed, is to resume revenue growth and bring BIOLASE to profitability.

“Spearheading this effort is Brian Jaffe, our new Vice President, North American Sales and Marketing. Under Mr. Jaffe’s leadership we have added 15 new sales personnel since October 2013, of which 12 will be primarily focused on selling our core laser products, and have begun to reallocate and rationalize certain marketing and advertising activities. We expect that we will begin to realize the impact of these actions in the second quarter of 2014.

“Additionally, our Board has engaged Piper Jaffray to act as the Company’s exclusive financial advisor in the evaluation of strategic alternatives, including exploring possible M&A transactions with the goal of maximizing shareholder value. We have more opportunities in a variety of medical fields than we can pursue on our own. There can be no assurance, however, that any transaction will occur, or on what terms or as to the timing.

“Lastly, given the unsatisfactory results of the business for the year ended December 31, 2013, I have declined any Board-proposed option compensation for the year ending December 31, 2013. I will also remain at my symbolic $1 annual salary for the year ending December 31, 2014,” concluded Pignatelli.

For the year ended December 31, 2013, laser system net revenue decreased by approximately $3.6 million, or 9%, as compared to the year ended December 31, 2012.

Fred Furry, CFO, commented, “We believe that our overall results for the year ended December 31, 2013 cloud, to some extent, the positive changes we experienced in the fourth quarter of 2013 as we implemented changes in our sales and marketing efforts. Our net revenue of $15.2 million for the fourth quarter ended December 31, 2013, was actually our second strongest revenue quarter since the termination of our previous exclusive global distribution arrangement with Henry Schein in August 2010, and a 23% increase as compared to net revenues of $12.3 million for the third quarter ended September 30, 2013.”

Imaging revenues, which included both cone beam digital imaging and CAD/CAM intraoral scanners for the year ended December 31, 2013, increased by approximately $1.3 million, or 38%, as compared to the prior year. The growth was driven by increased offerings at various value propositions. We expect continued improvement in sales of our imaging systems during the year ending December 31, 2014, as we continue to hire more imaging-specific salespeople and gain more experience marketing and supporting these products.

Consumables and other net revenue, which includes consumable products such as disposable tips, increased by approximately 8% for the year ended December 31, 2013 as compared to the prior year. This increase in consumables and other net revenue was primarily a result of auxiliary sales to our growing laser customer base.

Services net revenue, which consists of extended warranty service contracts, advanced training programs, and other services, increased by approximately $836,000, or 15%, for the year ended December 31, 2013, as compared to the prior year. The increased revenue was due largely to increased follow-on sales related to our growing laser customer base and increased sales and marketing efforts in this part of our business.

Gross profit as a percentage of net revenue was 38% for the year ended December 31, 2013 as compared to 46% for the prior year. The year-over-year decrease is primarily due to higher sales of licensed imaging equipment, which generally carry lower margins than our laser products, and increased international laser sales, which generally carry a lower margin than our domestic laser sales.

Operating expenses totaled $32.5 million, or 58% of net revenue for the year ended December 31, 2013, as compared to $29.0 million, or 51% of net revenue, in the prior year. The year-over-year increases were primarily driven by a substantial investment in our sales and marketing efforts during 2013, legal expenses related to enforcing and protecting our intellectual property portfolio and class action lawsuits, and increases to our payroll and consulting related expenses.

Effective for sales beginning January 1, 2013, the Patient Protection and Affordable Care Act imposed a 2.3% medical device excise tax on certain product sales to customers located in the U.S. As a result, we incurred excise tax expenses of $438,000, or 1% of net revenue, for the year ended December 31, 2013.

Our net loss for the fourth quarter ended December 31, 2013, totaled approximately $2.2 million, or a loss of $0.06 per share, compared to net income of $1 million, or income of $0.03 per share, for the same prior year quarter. After removing interest expense of $214,000, our income tax provision of $18,000, depreciation and amortization expenses of $162,000, and stock-based, other equity instruments, and other non-cash compensation expense of $475,000, the fourth quarter ended December 31, 2013, resulted in a non-GAAP net loss of $1.4 million, or a loss of $0.04 per share, compared with non-GAAP net income of $1.7 million, or income of $0.05 per share, for the same prior year quarter.

For the year ended December 31, 2013, our net loss totaled approximately $11.5 million, or a loss of $0.35 per share, as compared to a net loss of $3.1 million, or a loss of $0.10 per share, for the year ended December 31, 2012. After removing interest expense of $600,000, depreciation and amortization expenses of $601,000, and stock-based, other equity instruments, and other non-cash compensation expense of $2.0 million, and adding back an income tax benefit of $164,000, the year ended December 31, 2013, resulted in a non-GAAP net loss of $8.5 million, or a loss of $0.26 per share, compared with a non-GAAP net loss of $320,000, or a loss of $0.01 per share, for the year ended December 31, 2012.

Liquidity and Capital Resources
As of December 31, 2013, BIOLASE had approximately $3.9 million in working capital. Cash and cash equivalents totaled approximately $1.4 million at December 31, 2013, compared to $2.5 million at December 31, 2012.

Net accounts receivable totaled $11.1 million at December 31, 2013, compared to $11.7 million at December 31, 2012. At December 31, 2013, the Company had two revolving credit facilities totaling $8.0 million, with $3.4 million of available borrowings.

On February 10, 2014, we entered into a subscription agreement with Oracle Partners L.P., Oracle Institutional Partners, L.P., and Oracle Ten Fund Master L.P. under which the Company offered an aggregate of 1,945,525 unregistered shares of common stock in a private placement at a price of $2.57 per share. Gross proceeds from the sale totaled $5 million and net proceeds, after offering expenses of approximately $208,000, totaled approximately $4.8 million.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Wednesday, March 5, 2014 4:30pm Eastern Time 1-877-407-4019 (toll-free/U.S. & Canada) 1-201-689-8337 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 90 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive.’

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, iPlusTM, MDXTM, MD TurboTM, EPICTM, iLaseTM, GALAXY BioMillTM, and Total Technology SolutionTM are registered trademarks or trademarks of BIOLASE, Inc.

Trios® is a registered trademark of 3Shape A/S LLC; NewTom™ is a trademark of QR S.r.l. Corporation, a wholly-owned subsidiary of Cefla Capital Services, S.p.A.; and Stratysus® is a registered trademark of Stratasys, Ltd.

Non-GAAP Disclosure
The non-GAAP financial information contained herein are a supplement to the corresponding financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provide a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Management uses non-GAAP net (loss) income (defined as net loss before interest, taxes, depreciation and amortization, and stock-based other equity instruments, and other non-cash compensation) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that this non-GAAP financial information reflects an additional way of viewing aspects of our business that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700

(financial tables follow)BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Product and services revenue	$15,178	$19,044	$56,186	$57,191
License fees and royalty revenue	63	36	244	165

Net revenue	15,241	19,080	56,430	57,356
Cost of revenue	8,895	10,190	34,900	30,878

Gross profit	6,346	8,890	21,530	26,478

Operating expenses:
Sales and marketing	5,128	4,867	18,682	16,250
General and administrative	2,072	1,804	9,377	8,075
Engineering and development	1,042	1,027	4,029	4,684
Excise tax	130	—	438	—

Total operating expenses	8,372	7,698	32,526	29,009

(Loss) income from operations	(2,026)	1,192	(10,996)	(2,531)

Gain (loss) on foreign currency transactions	24	(38)	(50)	(175)
Interest expense, net	(214)	(99)	(600)	(239)

Non-operating loss, net	(190)	(137)	(650)	(414)

(Loss) income before income tax (benefit) provision (2,216) 1,055 (11,646) (2,945)

Income tax (benefit) provision	18	14	(164)	111

Net (loss) income	$(2,234)	$1,041	$(11,482)	$(3,056)

Net (loss) income per share:
Basic	$(0.06)	$0.03	$(0.35)	$(0.10)

Diluted	$(0.06)	$0.03	$(0.35)	$(0.10)

Shares used in the calculation of net (loss) income per share:
Basic	34,894	31,951	32,581	31,975

Diluted	34,894	32,073	32,581	31,975

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)

	December 31,
	2013	2012
ASSETS Current assets:
Cash and cash equivalents	$1,440	$2,543
Accounts receivable, less allowance of $573 in 2013 and $304 in 2012	11,127	11,680
Inventory, net	11,378	11,142
Prepaid expenses and other current assets	1,909	1,552

Total current assets	25,854	26,917
Property, plant, and equipment, net	1,826	1,509
Intangible assets, net	183	300
Goodwill	2,926	2,926
Deferred tax asset	—	16
Other assets	249	305

Total assets	$31,038	$31,973

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities:
Lines of credit	$4,633	$1,637
Accounts payable	8,560	7,663
Accrued liabilities	4,997	6,267
Customer deposits	285	582
Deferred revenue, current portion	3,464	3,226

Total current liabilities	21,939	19,375
Deferred tax liabilities	617	663
Deferred revenue, long-term	1	3
Other liabilities, long-term	—	138

Total liabilities	22,557	20,179

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	38	34
Additional paid-in capital	148,866	140,747
Accumulated other comprehensive loss	(274)	(320)
Accumulated deficit	(123,750)	(112,268)

	24,880	28,193
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total Stockholders’ equity	8,481	11,794

Total liabilities and stockholders’ equity	$31,038	$31,973

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BIOLASE, INC.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP net (loss) income	$(2,234)	$1,041	$(11,482)	$(3,056)
Adjustments:
Interest expense, net	214	99	600	239
Income tax (benefit) provision	18	14	(164)	111
Depreciation and amortization expense	162	140	601	513
Stock-based, other equity instruments, and other non-cash compensation expense	475	383	1,965	1,873

Non-GAAP net (loss) income	$(1,365)	$1,677	$(8,480)	$(320)

GAAP net (loss) income per share, basic and diluted $ (0.06) $ 0.03 $ (0.35) $ (0.10)

Adjustments:
Interest expense, net		0.01		0.00		0.02		0.01
Income tax (benefit) provision		0.00		0.00		(0.01)		0.00
Depreciation and amortization expense		0.00		0.00		0.02		0.02
Stock-based, other equity instruments, and other non-cash compensation expense		0.01		0.02		0.06		0.06

Non-GAAP net (loss) income per share, basic and diluted	$	(0.04)	$	0.05	$	(0.26)	$	(0.01)

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